KPMG LLP Chartered Accountants 2700-205 5 Avenue SW Calgary AB T2P 4B9 Telephone (403) 691-8000 Telefax (403) 691-8008 Internet www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Perpetual Energy Inc.

We consent to the incorporation by reference of the following reports in this registration statement on Form F-3 of Perpetual Energy Inc. (the "Company"), which reports appear in the Annual Report on Form 40-F of Paramount Energy Trust filed on March 10, 2010:

•
our audit report dated March 8, 2010 on the consolidated balance sheets of Paramount Energy Trust as at December 31, 2009 and 2008, and the consolidated statements of earnings and deficit and cash flows for each of the years in the two-year period ended December 31, 2009,

•	our audit report on the reconciliation to United States GAAP dated March 8, 2010,

•	our report of Independent Registered Public Accounting Firm dated March 8, 2010 on the effectiveness of internal control over financial reporting as of December 31, 2009,

•	our Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences, dated March 8, 2010,

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Chartered Accountants

Calgary, Canada
July 13, 2010

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